dotSport

dotSport LLC is a digital media and e-commerce platform which provides sports content to inspire global audiences


RON ANDRUFF
1ON1 CEO & FOUNDER

$2,000 of $25,000 raised

69 days
Until the round closes

$1,000
Minimum Investment

Invest in dotSport

About Market Team Discussion Risks

Imagine speaking face-to-face via video chat with your sports idol…

Imagine being an owner of a social media platform targeted at one of the most sought after advertiser demographics…

Imagine controlling Internet domain names for key business sectors…

Sport is about passion. Passion drives dotSport.

dotSport LLC, a digital media/e-commerce enterprise, based in New York City, provides sports content across different product lines, to inspire and connect global audiences. **The common thread that ties all three product lines together is sports content across all digital devices monetized by e-commerce and advertising.**

We offer those with sport-focused lives to acheive greater heights. At dotSport, we believe we have built three genuinely beneficial, sports-focused products:

1ON1

A timed, interactive video call between a professional athlete and a fan, monetized by e-commerce.
Our primary product enables sports fans to schedule private 20-minute, fee-based, video conversations centered on their favorite athlete's self-selected schedule and fee. 1ON1 addresses an unmet need for fans to be inspired through personal, confidential, face-to-face video chats with admired and respected sports personalities. Starting with NHL hockey, 1ON1 expects to expand to all sports over time.

The minimum investment is
$1,000

dotSport is selling up to
$100,000 of Regular Member Units

Pre-money valuation
$1,067,000 ?

This round closes
Mon, May 1 2017, 4:00pm PM EDT

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1ON1
18:42

Funds from this offering to be used for completion of product enhancements, current and former player acquisition, and marketing. Currently, thirty former NHL players are available in www.1ON1.fans

Now in Beta, upon completion of final product development and testing, 1ON1 is anticipated to launch in Q1 2017.

LIFE.ZONE

A social network for endurance athletes, monetized by advertising and e-commerce.
Represented by more than 100 million participants worldwide (excluding family, fans and other interested parties) this target market is one of the most sought after advertiser demographics due to endurance athletes being highly-mobile, tech-savvy with high disposable incomes.

Limited funds from this offering to be used for platform upgrades and to revitalize the > 300 athletes currently on the platform.

Life.Zone is anticipated to launch in Q3 2017.

PREMIUM **LIFE** DOMAINS

High-value, intuitive 'life' websites with contextual content monetized by advertising
dotSport holds trademark on the term 'life' for Internet-based social networks relating to sports. The company is building media sites with a portfolio of high-value 'life' domain names with the exclusive registration rights in new top level domains because of its trademark. dotSport owns domains such as www.life.hockey and www.life.cricket, among 25 others, and intends to form content partnerships with media companies with domain expertise in these specific areas.

Limited funds from this offering will be used to further develop and market high-value 'life" media websites.

Initial 'life' sites are anticipated to launch in Q4 2017.

Be inspired. Inspire others.

We believe that athletes inspire people – fans and non-fans alike – as much as fans inspire athletes. From personal experience, as former premier athletes, we believe that a 'universal higher purpose' – the subtle underlying driver for both athlete and fan to want to engage with one another – is our foundation.

We believe that fans follow particular sport stars not for the athlete, but rather for themselves; transference of a winning attitude drives enthusiasm and makes fans winners too.

Motivation
Preliminary 1ON1 fan intercept research done at Miami Heat (NBA) and Florida Panthers (NHL) games underscore the fact that all sports fans want to speak with their idols. We also learned that an athlete donating a portion of his/her 1ON1 fee to charity is a distinct persuasive factor that justifies a fan's expenditure for 1ON1. Understanding that they can generate hundreds or thousands of dollars virtually every day for his/her chosen charity simply by speaking with fans during 'down time' is more than gratifying for pro athletes, it is a motivating factor.

Unique Emotional Experiences
We believe that the allure of a unique, emotional experience shared with a favorite professional athlete is a compelling stimulant to a significant segment of the global population. Capitalizing on fans' fondest memories we offer unique emotional experiences.

Lowered Risk
Since the addressable market for all three products is predominantly sports fans, enthusiasts and observers, there are cross-marketing opportunities between our product lines. This diversification of risk is intended to strengthen investor confidence, i.e. investors are not taking a risk on a one trick pony, rather on multiple product lines catering to the same market with built-in economies of scale. Our platforms are created by the same technology group, likewise management, marketing and operations support are all provided by one cohesive team.

Our Manifesto

We believe in 1ON1's success because present trends enable the company to amplify social media through every fan endorsement; effectively enabling 1ON1 to tap into 'built-in' viral potential.



To better understand the strategy, consider today's athlete's use of social media options from the perspective of each athlete being capable of alerting his/her entire fan base to their availability on 1ON1. Now, compound those already significant networks with the social networks of each and every fan who books and completes a 1ON1 with a sports idol. Every completed 1ON1 holds the potential of multiple tweets, Instagram, or Facebook posts of a fan's commemorative photo, detailing their joy at the unique encounter of having spoken directly – exclusively – via video chat with their favorite sports icon.



We belive in Life.Zone's success because it is the first of its kind social network for goal-driven athletes that provides them with the ability to post information about their training strategies, find and meet their peers, share advice, tips, race results, as well as find and trade specialized equipment. Life.Zone, a dedicated sport social media vertical, is positioned to dominate one of the most emotional, exciting, and fastest-growing sectors of sport – endurance athletes.

We believe in Premium Life Domains' success because we are capitalizing on the growing market for premium domain name based websites and capturing the advertising dollars that flow to them.

Internet Brands, a pioneer in this space, was recently acquired for > US$1 billion.

Our new investors will join current shareholders that include former professional National Hockey League players; Olympians; experienced product, operations, marketing and financial executives that have proven track records of successfully financing, launching, commercializing and monetizing Internet enterprises.

Our Team



Ron Andruff

President and CEO

His 9-year pro hockey career included a Stanley Cup Championship with the Montreal Canadiens, captaining the Nova Scotia Voyageurs to an American League Championship, a scoring title, All-star recognition, all finishing with a German National Hockey League championship with Mannheim ERC. A serial entrepreneur, co-founded fare1, Inc., an online aggregator of consolidator and published airfares for travel agents, followed by Tralliance Corporation, the .travel Top-level Domain Registry, for which he was recognized a Top 25 Marketing Minds. Both were sold to public companies providing first-rate exits and returns to investors. Co-founded dotSport LLC, where he currently is President and CEO.



Cherian Mathai

CFO, COO

Co-founder of dotSport LLC and Tralliance Corporation, the .travel Registry. Tralliance Corporation was sold to a NASDAQ listed company. Prior to Tralliance, Cherian co-founded fare1, Inc., an Internet aggregator of consolidator and published fares for travel agents that was folded into a London-based travel company and taken public on the London Stock Exchange. Co-founded dotSport LLC, where he currently is the CFO and COO.



Mir Adnan

CTO

An engineering graduate from Osmania University, Hyderabad, India, Mir has considerable experience in understanding, planning and setting up of a complete backbone for highly scalable applications. Mir, having led teams that deliver, employs best practices and software design patterns with deep understanding of software packages and their dependencies. Strengths include Server Side packages and compilations, Big Databases, MySQL, MongoDB, PHP, Java, Scala, NodeJs CakePHP, Laravel, Yii2, Doctrine Frameworks among others.



Liza Horan

Content, Advisor

Head of Digital Strategy at Media Moxie LLC and prior to that headed digital strategy/operations for ESPN's high school sports group. Monetized social media for blue chip advertisers and achieved exponential growth across digital performance metrics. She pioneered the digital space for tennis by launching TENNIS.com for the consumer market (players/fans) and tenniswire.org for the trade (stakeholders/media).



Amman Badlani

Digital Marketing, Advisor

Amman Badlani is a seasoned Digital Marketing professional with over 13 years of qualified and consistent strategic and tactical experience. Amman has worked within a variety of industries, including Media, Commercial & Consumer Electronics, CPG, Pharmaceuticals and Finance, leading client programs across direct response, lead generation, and brand awareness. Amman has a breadth and depth of knowledge across Digital Marketing, most notably in Search, Social Media, Display Advertising, Content Marketing (including Video), and Analytics & Measurement.



Joel Bouzou

International Sport Federations, Advisor

President of the World Olympians Association (WOA), Sport Advisor to HSH Prince Albert II of Monaco and president of Peace & Sport, Joel is a highly accomplished and respected Pentathlete having competed in 4 consecutive Olympic Games (1980, 84, 88, 92) receiving a bronze medal in the 1984 teams event; then crowned Modern Pentathlon World Champion in 1987. In addition, Joel is Vice President of UIPM (International Pentathlon Federation).

Be a part of dotSport

As a new investor, you will join current shareholders that include former professional National Hockey League players; Olympians; experienced product, operations, marketing and financial executives that have proven track records of successfully financing, launching, commercializing and monetizing Internet enterprises.

This is an offering of Regular Member Units in dotSport LLC, which must raise at least $25,000 by May 1, 2017 at 4:00pm ET. If the offering doesn't reach its *target*, then your money will be refunded. The offering can issue additional securities to raise up to $100,000, its *maximum*.

$2,000 raised

$25,000 target

$100,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,167 shares × $1,000.00 per share

= $1,167,000 implied valuation

Learn more about dotSport at www.dotsportllc.com.

Pitch Deck

Download

SPORT IS ABOUT PASSION. PASSION DRIVES dotSport

1/16/17

we are a digital media/e-commerce enterprise
provide sports content across 3 product lines
to inspire
and connect global audiences

user-generated sports content across all digital devices
monetized by e-commerce and advertising the common thread
ties all three product lines together

dotSport

1/16/17

Why?

1. cross-marketing opportunities between product lines

2. diversification of risk intended to strengthen investor confidence

dotSport

1/16/17

A timed, interactive video call between a professional athlete and a fan (www.1on1.fans)

1ON1

our primary product enables sports fans to schedule private 20-minute fee-based face-to-face video conversations centered on their favorite athlete's self-selected schedule and fee



dotSport

1/16/17

Why?

ON1

1. from personal experience we believe athletes inspire people – fans and non-fans alike – as much as fans inspire athletes

2. present trends enable the company to amplify social media through every fan endorsement enabling **1on1** to tap into 'built-in' viral potential



dotSport

1/16/17

A social network for endurance athletes, monetized by advertising and e-commerce (www.life.zone)

LIFE.ZONE

first of its kind social network for goal-driven athletes provides ability to post information about training strategies, find and meet peers, share advice, tips, race results, as well as find and trade specialized equipment



dotSport

1/16/17

Why?

LIFE.ZONE

1. represented by >100 million participants worldwide our target market is one of the most sought after advertiser demographics due to endurance athletes being highly-mobile tech-savvy with high disposable incomes

2. one of the most emotional exciting and fastest-growing sectors of sport – endurance athletes



dotSport

1/16/17

High-value intuitive 'life' websites with contextual content monetized by advertising

Premium Life Domains

holding trademark on the term *life* for Internet-based social networks relating to sports

a portfolio of 25 high-value *life* domain names

building media sites

forming content partnerships with media companies

life.hockey
life.cricket
life.football
life.futbol
life.events
life.soccer
life.financial
life.today...

dotSport

1/16/17

Why?

Premium Life Domains

1. growing market for premium domain name based websites and capturing the advertising dollars that flow to them

2. *Internet Brands* a pioneer in this space, was recently acquired for > US$1 billion

life.hockey
life.cricket
life.football
life.futbol
life.events
life.soccer
life.financial
life.today...

dotSport

1/16/17

An experienced management team that has done this before...



Ron Andruff, President & CEO His 9-year pro hockey career included a Stanley Cup Championship with the Montreal Canadiens, captaining the Nova Scotia Voyageurs to an American League Championship, a scoring title, All-star recognition, all finishing with a German National Hockey League championship with Mannheim ERC. A serial entrepreneur, co-founded fare1, Inc., an online aggregator of consolidator and published airfares for travel agents, followed by Tralliance Corporation, the .travel Top-level Domain Registry, for which he was recognized a *Top 25 Marketing Minds*. Both were sold to public companies providing first-rate exits and returns to investors. Co-founded dotSport LLC, where he currently is President & CEO.



Cherian Mathai, CFO Co-founder of dotSport LLC and Tralliance Corporation, the **.travel** Registry. Tralliance Corporation was sold to a NASDAQ listed company. Prior to Tralliance, Cherian co-founded fare1, Inc., an Internet aggregator of consolidator and published fares for travel agents that was folded into a London-based travel company and taken public on the London Stock Exchange. Co-founded dotSport LLC, where he currently is the CFO and COO.



Mir Adnan Ali, CTO An engineering graduate from Osmania University, Hyderabad, India, Mir has considerable experience in understanding, planning and setting up of a complete backbone for highly scalable applications. Mir, having led teams that deliver, employs best practices and software design patterns with a deep understanding of software packages and their dependencies. Strengths include Server Side packages and compilations, Big Databases, MySQL, MongoDB, PHP, Java, Scala, NodeJs CakePHP, Laravel, Yii2, Doctrine Frameworks among others.

dotSport



Liza Horan, Content, Advisor Head of Digital Strategy at Media Moxie LLC and prior to that headed digital strategy/ operations for ESPN's high school sports group. Monetized social media for blue chip advertisers and achieved exponential growth across digital performance metrics. She pioneered the digital space for tennis by launching TENNIS.com for the consumer market (players/fans) and tenniswire.org for the trade (stakeholders/media).



Amman Badlani, Digital Marketing, Advisor Amman Badlani is a seasoned Digital Marketing professional with over 13 years of qualified and consistent strategic and tactical experience. Amman has worked within a variety of industries, including Media, Commercial & Consumer Electronics, CPG, Pharmaceuticals and Finance, leading client programs across direct response, lead generation, and brand awareness. Amman has a breadth and depth of knowledge across Digital Marketing, most notably in Search, Social Media, Display Advertising, Content Marketing (including Video), and Analytics & Measurement.



Joel Bouzou, International Sport Federations, Advisor President of the World Olympians Association (WOA), Sport Advisor to HSH Prince Albert II of Monaco and president of Peace & Sport, Joel is a highly accomplished and respected Pentathlete having competed in 4 consecutive Olympic Games (1980, 84, 88, 92) receiving a bronze medal in the 1984 teams event; then crowned Modern Pentathlon World Champion in 1987. Currently Joel is of UIPM Vice President (International Pentathlon Federation).

dotSport

dotSport

FOR SPORT-FOCUSED LIVES TO ACHIEVE GREATER HEIGHTS

1/16/17

Financial Statements

- Income statement
- Balance sheet
- Cash flow statement

dotSport's SEC filings

- Offering Statement

This is the legal document filed with the SEC for a transaction that is exempt from registration under section 4(a)(6) of the Securities Act of 1933.

Ask dotSport a question

Type your question or comment here

Post

GL **Giorgia Lo Savio** 14 days ago

Is 1ON1 just for ice hockey or will you be adding athletes from other sports? If yes, will you have only team sports or also individual athletes, like tennis players for example?

GL **Giorgia Lo Savio** 14 days ago

How do you intend to bring in more athletes?

GL **Giorgia Lo Savio** 14 days ago

How much does it cost to book an athlete on 1ON1? I'd like to give a gift, but need to know how much it costs.

GL **Giorgia Lo Savio** 14 days ago

The video talks about 1ON1, but the info on Netcapital presents 3 businesses, which confuses me.

GL **Giorgia Lo Savio** 14 days ago

What are the uses of funds? How are you going to spend the money raised?

GL **Giorgia Lo Savio** 14 days ago

How many securities do I get for $1000? I'd like to know how many shares I will own in dotSport if I invest.

RA **Ronald Andruff** works at dotSport 13 days ago

@ Giorgia: RE: "... just for hockey or will you be adding ...other sports...?" Yes, we are planning to include all sports, both team and individual. In fact, the Beta site is open to all now. We began with NHL hockey simply because I come from that sport.

RA **Ronald Andruff** works at dotSport 13 days ago

@ Giorgia: RE: "How do you intend to bring in more athletes?" With some of the proceeds of this offering, we plan to hire a marketing agency. The one we anticipate hiring has promised us that they will bring us a minimum of 3 current players from each of the 30 NHL teams. From there, they plan to branch out to the other major sports leagues. We also intend to attract individual athletes. Several of our members are former athletes, including both Olympic and professional sports. Once our site is fully launched, we believe we can attract a variety of athletes. We welcome any and all pro athletes or Olympians to sign up at 1ON1.

RA **Ronald Andruff** works at dotSport 13 days ago

@ Giorgia: RE: "How much does it cost to book an athlete on 1ON1? I'd like to give a gift, but need to know how much it costs." On the beta site you can schedule and make free 1ON1s with the players now. Athletes will begin to charge 'market based' fees, which means the price fans are prepared to pay for their chosen athlete's time, as soon as 1ON1 officially launches. Fees will naturally differ between current players depending upon their stature, and be lower for former pro athletes. We anticipate fees to begin at around $50. By way of example, Gene Carr is offering his time for 1ON1s at $75 for 20 minutes. We encourage you to book some 1ON1s while they are still free!

RA **Ronald Andruff** works at dotSport 13 days ago

@ Giorgia: RE: "The video talks about 1ON1, but the info on Netcapital presents 3 businesses, which confuses me." We have three businesses, but we are particularly focused on the launch of 1ON1. The majority of the offering proceeds are to ready the 1ON1 product for launch, but your ownership of a membership interest includes all three. As noted in the offering documentation, dotSport provides sports content across different product lines, to inspire and connect global audiences. The common thread that ties all three product lines together is sports content across all digital devices monetized by e-commerce and advertising. This diversification of risk is intended to strengthen investor confidence, i.e. investors are not taking a risk on a one trick pony, rather on multiple product lines catering to the same market with built-in economies of scale.

RA **Ronald Andruff** works at dotSport 13 days ago

@ Giorgia: RE: "What are the uses of funds? How are you going to spend the money raised?" For 1ON1, funds from this offering to be used for completion of product enhancements, current and former player acquisition, and marketing. To be more specific, we anticipate hiring a marketing agency that we have already identified, along with hiring both a tech support and customer support person. We hope to have enough staff available to keep the athletes happy, because we believe they will be a good source of referrals to their athlete friends. Limited funds from this offering to be used for platform upgrades to Life.Zone, and to revitalize the > 300 athletes currently on the platform. Finally, limited funds from this offering will be used for Premium Life Domains to further develop and market high-value 'life" media websites.

RA **Ronald Andruff** works at dotSport 13 days ago

@ Giorgia: RE: "How many securities do I get for $1000? I'd like to know how many shares I will own in dotSport if I invest." You receive one unit, or membership interest, for each $1,000 invested. We did not want to offer ownership to hundreds of people, so we set a high minimum price. If we raise $100,000, the maximum amount offered, the crowd funding investors, as a group, will own 10% of the company. As you can see from our financial statements, we have already invested more than $1 million on our businesses.

Ronald Andruff works at dotSport

13 days ago

As dotSport LLC CEO, I note that some of the information we provide may contain forward-looking statements based upon beliefs of, and information currently available to, the Company's management as well as assumptions made by Company's management. You are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in our communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," or similar expressions as they relate to the Company or the Company's management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, or planned.

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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